Exhibit 10.1

AMENDMENT TO THE

PULASKI FINANCIAL CORP.

2002 STOCK OPTION PLAN

WHEREAS, the shareholders of Pulaski Financial Corp. (the “Company”) adopted the Pulaski Financial Corp. 2002 Stock Option Plan (the “Option Plan”) on January 16, 2002;

WHEREAS, on November 19, 2003, the Board of Directors of the Company amended the Option Plan to increase the number of shares of stock reserved for the issuance of stock options by 150,000 shares; and

WHEREAS, the foregoing amendment to the Option Plan was presented to and approved by shareholders at the annual meeting in order that such plan and options awarded thereunder will qualify for certain favorable tax treatment and/or exemptive treatment from the short-swing profit recapture provisions of Section 16 of the Securities and Exchange Act of 1934 and to comply with the criteria for listing of the Company’s common stock on the Nasdaq National Market.

NOW, THEREFORE, BE IT RESOLVED, effective as of the date of the approval of the amendment to the Option Plan by the Company’s shareholders, the Option Plan shall be amended as follows:

The first sentence of Section 8(a) of the Option Plan shall be amended to read:

Five hundred thousand (500,000) shares, subject to adjustment under paragraph (b) below, are available for purchase upon the exercise of Options granted under this Plan.

IN WITNESS WHEREOF, the shareholders of the Company has adopted this Amendment to the Pulaski Financial Corp. 2002 Stock Option Plan.

ATTEST:	PULASKI FINANCIAL CORP.

/s/ Christine A. Munro	By:	/s/ William A. Donius
For the Entire Board of Directors